Exhibit 10.5

September 28, 2010

Scott Dodson

[Private Address]

Re:	Employment Terms

Dear Scott:

AirXpanders, Inc. (the “Company”) is pleased to offer you the position of President & Chief Executive Officer on the following terms.

You will report to the Company’s Board of Directors (the “Board”). Your home office will be at our facility located in Palo Alto, CA.

The Company’s regular business hours are from 8:30 a.m. to 5:00 p.m., Monday through Friday. As an exempt salaried employee, you may be expected to work additional hours, including evenings and weekends, as required to perform your job duties.

Your base salary will be at the annualized rate of $310,000 less required and designated payroll deductions and withholdings, and will be paid with our regular payroll. In the event the Company institutes an executive management bonus program covering your position, you will be eligible to participate in that program. The Company does not have such a program at this time. You will be eligible for our standard Company benefits which are offered to all employees, including PTO, health insurance and the like. The Company may change your compensation and benefits from time to time in its discretion.

Subject to approval by the Company’ s Board of Directors (the “Board”), and pursuant to the Company’s current equity incentive plan (the “Plan”), the Company shall grant you an option to purchase such number of shares of the Company’s common stock so that your ownership stake will amount to five-and-a half percent (5.5%) of the Company’s outstanding fully diluted capitalization as of your date of hire. The option shall be at an exercise price equal to the stock’s fair market value per share, as determined by the Board as of the date of the grant (the “Option’’). The Option will be subject to the terms and conditions of the Plan, and the corresponding grant notice and stock option agreement Your Option will have a four-year vesting schedule, under which 25 percent of the Option shares will vest after twelve months of employment, with the remaining shares vesting monthly thereafter, until either the Option is fully vested or your employment ends, whichever occurs first.

Notwithstanding the preceding, effective upon a Change of Control, your unvested shares shall vest as follows:

(i)	Fifty (50) percent of your then unvested shares shall immediately vest and;

(ii)	The remainder of your unvested shares shall vest over the succeeding twelve (12) months based on your continued employment unless you are terminated before the end of those twelve months other than for Cause, in which case all unvested shares shall vest immediately.

If your position is terminated by the Company other than for Cause, upon execution of a release of claims in a form reasonably acceptable to the Company, you shall receive six (6) months of your then current base salary, payable at the Company’s regular payroll periods. In addition, the Company shall make payments on your behalf for continuation of premiums for health insurance under Federal or State COBRA programs.

The term “Change of Control” shall mean (1) a sale of all or substantially all of the Company’s assets, (2) any merger, consolidation or other business combination transaction of the Company with or into another corporation, entity or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the Company (or the surviving entity) outstanding immediately after such transaction or (3) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of the Company other than the sale of equity securities sold for the purpose of raising capital.

The term “Cause” shall mean if your employment is terminated by the Company for any of the following reasons: (1) willful failure to perform your duties and responsibilities to the Company or a deliberate violation of a Company policy, (2) commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company, (3) unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company or (4) willful breach of any of your obligations under any written agreement or covenant with the Company.

As a Company employee, you will be expected to comply with Company policies and procedures. As a condition of employment, you must read, sign and comply with the Company’s Employee Proprietary Information and Inventions Agreement (“Proprietary Information and Inventions Agreement”), which (among other provisions) prohibits any unauthorized use or disclosure of Company proprietary, confidential or trade secret information.

In your work for the Company, you will be prohibited from using or disclosing any confidential, proprietary or trade secret information of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be required to use only information that is generally known and used by persons with training and experience comparable to your own, is common knowledge in the industry or otherwise legally in the public domain, or is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises or use in your work for the Company any unpublished documents or property belonging to any former employer or third party that you are not authorized to use and disclose. You represent further that you have disclosed to the Company any contract you have signed that might restrict your activities on behalf of the Company. By accepting employment with the Company, you are representing that you will be able to perform your job duties within these parameters.

Your employment relationship with the Company will be at will. You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice. Your employment at-will status can only be changed in a written agreement signed by you and a duly authorized officer of the Company.

As required by law, this offer is subject to satisfactory proof of your identity and right to work in the United States.

This letter, together with your Proprietary Information and Inventions Agreement, will form the complete and exclusive statement of your employment agreement with the Company. The terms in this letter supersede any other agreements, promises or representations made to you by anyone, whether oral or written (other than the Proprietary Information and Inventions Agreement), regarding the subject matters hereof. This letter agreement cannot be changed except in a written agreement signed by you and a duly authorized officer of the Company.

Please sign and date this letter and the enclosed Company Proprietary Information and Inventions Agreement, and return them to me by September 30th, 2010, if you decide to accept employment with the Company under the terms described above. This offer will otherwise expire on that date. If you accept our offer, you will start your employment on or around October 1st, 2010 or such date as agreed between you and the Board.

We look forward to your favorable reply and to a productive and enjoyable working relationship.

Sincerely,

Barry Cheskin
Chairman of the Board

Accepted:

9-28-2010
Scott Dodson	Date

Attachment: EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT